Exhibit 99.1

Contact: Jeff Harkins Investor Relations 940-297-3877 jharkins@sallybeauty.com

Sally Beauty Holdings Reports Third Quarter Fiscal 2024 Results

➣  Q3 Consolidated Comparable Sales Increased 1.5%

➣  Generated Q3 Cash Flow from Operations of $48 Million

➣  Executed $10 Million in Share Repurchases

➣  Maintains Full Year Fiscal 2024 Guidance

DENTON, Texas, August 8, 2024 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its third quarter ended June 30, 2024. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2024 Third Quarter Summary

•	Consolidated net sales of $942 million, an increase of 1.2% compared to the prior year;

•	Consolidated comparable sales increase of 1.5%;

•	Beauty Systems Group reported third consecutive quarter with positive comparable sales and Sally Beauty returned to positive comparable sales;

•	Global e-commerce sales of $92 million, representing 9.7% of net sales;

•	GAAP gross margin was 51.0%;

•	GAAP operating earnings of $72 million and GAAP operating margin of 7.6%; Adjusted Operating Earnings of $84 million and Adjusted Operating Margin of 8.9%;

•	GAAP diluted net earnings per share of $0.36 and Adjusted Diluted Net Earnings Per Share of $0.45; and

•	Cash flow from operations of $48 million and Operating Free Cash Flow of $29 million.

“We are pleased to report solid third quarter results, including positive comparable sales in both our Sally Beauty and Beauty Systems Group segments,” said Denise Paulonis, president and chief executive officer. “At Sally Beauty, we saw positive consumer response to our performance marketing efforts, marketplace expansions, and digital enhancements. These strategic initiatives amongst others have driven improving trends in new and reactivated customers. Turning to BSG, continued focus on innovation and territory expansion drove a third consecutive quarter of positive comparable sales. Adjusted gross margin remained strong at 51% and adjusted operating margin of 8.9% exceeded our guidance.”

Paulonis added, “We continued to return capital to shareholders through our share repurchase program in the quarter, made progress on our fuel for growth initiative and remain focused on driving long-term profitable growth and shareholder value.”

Fiscal 2024 Third Quarter Operating Results

Third quarter consolidated net sales were $942.3 million, an increase of 1.2% compared to the prior year. Foreign currency translation had an unfavorable impact of 10 basis points on consolidated net sales for the quarter. At constant currency, global e-commerce sales were $92 million or 9.7% of consolidated net sales for the quarter.

Consolidated comparable sales increased 1.5%, primarily reflecting continued momentum at Beauty Systems Group from expanded distribution and product innovation amidst stable salon demand trends, and improved new and reactivated customer trends at Sally Beauty as key strategic initiatives continue to mature.

Consolidated gross profit for the third quarter was $480.9 million compared to $474.7 million in the prior year, an increase of 1.3%. Consolidated GAAP gross margin was 51.0%, which was flat to the prior year of 51.0%. Excluding the prior year’s true-up of the non-cash inventory write-down as part of the Company’s previously announced distribution center consolidation and store optimization plan, Adjusted Gross Margin was 51.0%, an increase of 10 basis points compared to 50.9% in the prior year. The increase was driven primarily by lower distribution and freight costs from supply chain efficiencies, partially offset by unfavorable fixed cost absorption.

Selling, general and administrative (SG&A) expenses totaled $408.7 million, an increase of $24.5 million compared to the prior year. Adjusted Selling, General and Administrative Expenses, excluding costs related to the Company’s fuel for growth initiative and other expenses, totaled $396.8 million, an increase of $12.6 million compared to the prior year. The increase was driven primarily by higher labor and other compensation-related expenses, depreciation expense, and advertising expense, partially offset by $4.8 million in savings from our fuel for growth initiative. As a percentage of sales, Adjusted SG&A expenses were 42.1% compared to 41.3% in the prior year.

GAAP operating earnings and operating margin in the third quarter were $71.8 million and 7.6%, compared to $90.1 million and 9.7%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the costs related to the Company’s fuel for growth initiative, restructuring efforts, and other expenses, were $84.1 million and 8.9%, compared to $89.8 million and 9.6%, in the prior year.

GAAP net earnings in the third quarter were $37.7 million, or $0.36 per diluted share, compared to GAAP net earnings of $50.8 million, or $0.46 per diluted share in the prior year. Adjusted Net Earnings, excluding the costs related to the Company’s fuel for growth initiative, loss on debt extinguishment, restructuring efforts, and other expenses, were $48.1 million, or $0.45 per diluted share, compared to Adjusted Net Earnings of $53.3 million, or $0.49 per diluted share in the prior year. Adjusted EBITDA in the third quarter was $116.8 million, a decrease of 1.7% compared to the prior year, and Adjusted EBITDA Margin was 12.4%, a decrease of 40 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of June 30, 2024, the Company had cash and cash equivalents of $97 million and a $45 million balance outstanding under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.02 billion, up 2.6% versus a year ago. The Company ended the quarter with a net debt leverage ratio of 2.2x.

Third quarter cash flow from operations was $47.9 million. Capital expenditures in the quarter totaled $19.1 million. During the quarter, the Company repurchased 0.9 million shares under its share repurchase program at an aggregate cost of $10 million.

On June 14, 2024, the Company repriced its term loan B, reducing the pricing from SOFR (secured overnight financing rate) plus a spread of 225 basis points to SOFR plus a spread of 175 basis points. The 50 basis point reduction in the spread results in approximately $2 million in annual interest expense savings.

Fiscal 2024 Third Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $536.5 million in the quarter, an increase of 0.3% compared to the prior year. The segment had an unfavorable impact of 10 basis points from foreign currency translation on reported sales. At constant currency, segment e-commerce sales were $37 million or 7.0% of segment net sales for the quarter.

•	Segment comparable sales increased 0.7% in the third quarter, as the impact of strategic initiatives drove improved traffic and conversion.

•	At the end of the quarter, segment store count was 3,128 compared to 3,141 in the prior year.

•

GAAP gross margin increased by 100 basis points to 59.8% compared to the prior year. The increase was driven primarily by lower distribution and freight costs from supply chain efficiencies and higher product margin, partially offset by an unfavorable fixed cost absorption.

•	GAAP operating earnings were $86.9 million compared to $88.7 million in the prior year. GAAP operating margin decreased to 16.2% compared to 16.6% in the prior year.

Beauty Systems Group

•

Segment net sales were $405.8 million in the quarter, an increase of 2.5% compared to the prior year. The segment had an unfavorable impact of 20 basis points from foreign currency translation on reported sales. At constant currency, segment e-commerce sales were $54 million or 13.4% of segment net sales for the quarter.

•	Segment comparable sales increased 2.6% in the third quarter, primarily reflecting continued momentum from expanded distribution and product innovation.

•	At the end of the quarter, net store count was 1,332 compared to 1,336 in the prior year.

•

GAAP gross margin decreased 110 basis points to 39.4% in the quarter compared to the prior year. The decrease was driven primarily by an unfavorable fixed cost absorption and lower product margin due to a higher take rate on promotions and brand mix, partially offset by lower distribution and freight costs from supply chain efficiencies.

•	GAAP operating earnings were $46.8 million in the quarter compared to $48.7 million in the prior year. GAAP operating margin in the quarter was 11.5% compared to 12.3% in the prior year.

•	At the end of the quarter, there were 659 distributor sales consultants compared to 650 in the prior year.

Fiscal Year 2024 Guidance

The Company is maintaining its full year guidance as follows:

•	The Company expects net sales and comparable sales to be approximately flat compared to the prior year;

•	Gross Margin is expected to be in the range of 50.5% to 51.0%;

•	Adjusted Operating Margin is expected to be approximately 8.5%;

•	Operating Cash Flow is expected to be approximately $240 million; and

•	Capital expenditures are expected to be approximately $100 million.

*

The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, August 8, 2024. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (877) 336-4440 (International: (409) 207-6984) and referencing the access code 2198500#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 11:30 a.m. Central Time, August 8, 2024, through August 22, 2024, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 3305975#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Bondbar®, Strawberry Leopard®, Generic Value Products®, Inspired by Nature® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, L’Oreal®, Wahl® and Babyliss Pro®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico®, Amika® and Moroccannoil®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2023. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the true-up of the inventory write-down related to the Company’s distribution center consolidation and store optimization plan for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding costs related to the Company’s fuel for growth initiative and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s restructuring plans, costs related to the Company’s fuel for growth initiative and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s restructuring plans, costs related to the Company’s fuel for growth initiative and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected expenses related to the Company’s fuel for growth initiative and other costs, and tax-effected expenses related to loss on debt extinguishment for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected expenses related to the Company’s fuel for growth initiative and other costs, and tax-effected expenses related to loss on debt extinguishment for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2024	2023	Percentage Change	2024	2023	Percentage Change
Net sales	$942,340	$931,008	1.2%	$2,782,003	$2,806,775	(0.9)%
Cost of products sold	461,457	456,303	1.1%	1,370,872	1,375,157	(0.3)%

Gross profit	480,883	474,705	1.3%	1,411,131	1,431,618	(1.4)%
Selling, general and administrative expenses	408,730	384,183	6.4%	1,210,303	1,165,420	3.9%
Restructuring	383	397	(3.5)%	361	18,077	(98.0)%

Operating earnings	71,770	90,125	(20.4)%	200,467	248,121	(19.2)%
Interest expense	20,707	18,654	11.0%	58,544	53,262	9.9%

Earnings before provision for income taxes	51,063	71,471	(28.6)%	141,923	194,859	(27.2)%
Provision for income taxes	13,339	20,650	(35.4)%	36,565	52,840	(30.8)%

Net earnings	$37,724	$50,821	(25.8)%	$105,358	$142,019	(25.8)%

Earnings per share:
Basic	$0.37	$0.47	(21.3)%	$1.01	$1.32	(23.5)%
Diluted	$0.36	$0.46	(21.7)%	$0.98	$1.30	(24.6)%

Weighted average shares:
Basic	103,190	107,560		104,477	107,383
Diluted	105,897	109,668		107,186	109,519

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.0%	51.0%	—	50.7%	51.0%	(30)
Selling, general and administrative expenses	43.4%	41.3%	210	43.5%	41.5%	200
Consolidated operating margin	7.6%	9.7%	(210)	7.2%	8.8%	(160)
Effective tax rate	26.1%	28.9%	(280)	25.8%	27.1%	(130)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2024	September 30, 2023
Cash and cash equivalents	$97,375	$123,001
Trade and other accounts receivable	91,413	75,875
Inventory	1,022,380	975,218
Other current assets	51,396	53,903

Total current assets	1,262,564	1,227,997
Property and equipment, net	267,829	297,779
Operating lease assets	560,602	570,657
Goodwill and other intangible assets	587,226	588,252
Other assets	42,976	40,565

Total assets	$2,721,197	$2,725,250

Current maturities of long-term debt	$49,163	$4,173
Accounts payable	234,552	258,884
Accrued liabilities	161,191	163,366
Current operating lease liabilities	136,524	150,479
Income taxes payable	13,495	2,355

Total current liabilities	594,925	579,257
Long-term debt, including capital leases	978,865	1,065,811
Long-term operating lease liabilities	457,169	455,071
Other liabilities	21,375	23,139
Deferred income tax liabilities, net	91,193	93,224

Total liabilities	2,143,527	2,216,502
Total stockholders’ equity	577,670	508,748

Total liabilities and stockholders’ equity	$2,721,197	$2,725,250

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2024	2023	Percentage Change	2024	2023	Percentage Change
Net sales:
Sally Beauty Supply (“SBS”)	$536,536	$534,932	0.3%	$1,573,015	$1,614,650	(2.6)%
Beauty Systems Group (“BSG”)	405,804	396,076	2.5%	1,208,988	1,192,125	1.4%

Total net sales	$942,340	$931,008	1.2%	$2,782,003	$2,806,775	(0.9)%

Operating earnings:
SBS	$86,938	$88,683	(2.0)%	$241,387	$279,991	(13.8)%
BSG	46,753	48,696	(4.0)%	134,395	135,603	(0.9)%

Segment operating earnings	133,691	137,379	(2.7)%	375,782	415,594	(9.6)%
Unallocated expenses (1)	61,538	46,857	31.3%	174,954	149,396	17.1%
Restructuring	383	397	(3.5)%	361	18,077	(98.0)%
Interest expense	20,707	18,654	11.0%	58,544	53,262	9.9%

Earnings before provision for income taxes	$51,063	$71,471	(28.6)%	$141,923	$194,859	(27.2)%

Segment gross margin:	2024	2023	Basis Point Change	2024	2023	Basis Point Change
SBS	59.8%	58.8%	100	59.5%	59.2%	30
BSG	39.4%	40.5%	(110)	39.4%	40.0%	(60)
Segment operating margin:
SBS	16.2%	16.6%	(40)	15.3%	17.3%	(200)
BSG	11.5%	12.3%	(80)	11.1%	11.4%	(30)
Consolidated operating margin	7.6%	9.7%	(210)	7.2%	8.8%	(160)

(1)

Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses. Additionally, unallocated expenses include costs associated with our Fuel for Growth initiative.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2024
	As Reported (GAAP)	Restructuring (1)	Fuel for Growth and Other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$461,457	$—	$—	$—	$461,457
Consolidated gross margin	51.0%				51.0%
Selling, general and administrative expenses	408,730	—	(11,933)	—	396,797
SG&A expenses, as a percentage of sales	43.4%				42.1%
Operating earnings	71,770	383	11,933	—	84,086
Operating margin	7.6%				8.9%
Interest expense	20,707	—	—	(1,697)	19,010
Earnings before provision for income taxes	51,063	383	11,933	1,697	65,076
Provision for income taxes (4)	13,339	99	3,066	436	16,940

Net earnings	$37,724	$284	$8,867	$1,261	$48,136

Earnings per share:
Basic	$0.37	$0.00	$0.09	$0.01	$0.47
Diluted	$0.36	$0.00	$0.08	$0.01	$0.45

	Three Months Ended June 30, 2023
	As Reported (GAAP)	Restructuring (1)	Other (2)	As Adjusted (Non-GAAP)
Cost of products sold	$456,303	$746	$—	$457,049
Consolidated gross margin	51.0%			50.9%
Selling, general and administrative expenses	384,183	—	—	384,183
SG&A expenses, as a percentage of sales	41.3%			41.3%
Operating earnings	90,125	(349)	—	89,776
Operating margin	9.7%			9.6%
Interest expense	18,654	—	—	18,654
Earnings before provision for income taxes	71,471	(349)	—	71,122
Provision for income taxes (4)	20,650	(89)	(2,700)	17,861

Net earnings	$50,821	$(260)	$2,700	$53,261

Earnings per share:
Basic	$0.47	$(0.00)	$0.03	$0.50
Diluted	$0.46	$(0.00)	$0.02	$0.49

(1)

For the three months ended June 30, 2024 and 2023, restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan, including $0.7 million in cost of products sold related to adjustments to our expected obsolescence reserve in the three months ended June 30, 2023.

(2)

For the three months ended June 30, 2024, Fuel for Growth and other represents expenses related to consulting services and severance expenses. For the three months ended June 30, 2023, other represents additional taxes and interest for the one-time transition tax on unrepatriated foreign earnings (“Repatriation Tax”).

(3)	Loss on debt extinguishment relates to the repricing of our Term Loan B due 2030, which included a the write-off of unamortized deferred financing costs of $1.7 million.
(4)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended June 30, 2024
	As Reported (GAAP)	Restructuring (1)	Fuel for Growth and Other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,370,872	$—	$—	$—	$1,370,872
Consolidated gross margin	50.7%				50.7%
Selling, general and administrative expenses	1,210,303	—	(25,760)	—	1,184,543
SG&A expenses, as a percentage of sales	43.5%				42.6%
Operating earnings	200,467	361	25,760	—	226,588
Operating margin	7.2%				8.1%
Interest expense	58,544	—	—	(4,261)	54,283
Earnings before provision for income taxes	141,923	361	25,760	4,261	172,305
Provision for income taxes (5)	36,565	93	6,618	1,095	44,371

Net earnings	$105,358	$268	$19,142	$3,166	$127,934

Earnings per share:
Basic	$1.01	$0.00	$0.18	$0.03	$1.22
Diluted	$0.98	$0.00	$0.18	$0.03	$1.19

	Nine Months Ended June 30, 2023
	As Reported (GAAP)	Restructuring (1)	COVID-19 (4)	Other (2)	As Adjusted (Non-GAAP)
Cost of products sold	$1,375,157	$5,789	$—	$—	$1,380,946
Consolidated gross margin	51.0%				50.8%
Selling, general and administrative expenses	1,165,420	—	(1,052)	—	1,164,368
SG&A expenses, as a percentage of sales	41.5%				41.5%
Operating earnings	248,121	12,288	1,052	—	261,461
Operating margin	8.8%				9.3%
Interest expense	53,262	—	—	—	53,262
Earnings before provision for income taxes	194,859	12,288	1,052	—	208,199
Provision for income taxes (5)	52,840	3,109	270	(2,700)	53,519

Net earnings	$142,019	$9,179	$782	$2,700	$154,680

Earnings per share:
Basic	$1.32	$0.09	$0.01	$0.03	$1.44
Diluted	$1.30	$0.08	$0.01	$0.02	$1.41

(1)

For the nine months ended June 30, 2024 and 2023, restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan, including $5.8 million in cost of products sold related to adjustments to our expected obsolescence reserve in the nine months ended June 30, 2023.

(2)

For the nine months ended June 30, 2024, Fuel for Growth and other represents expenses related to consulting services and severance expenses. For the nine months ended June 30, 2023, other represents additional taxes and interest for the Repatriation Tax.

(3)

Loss on debt extinguishment relates to the repayment of our 5.625% Senior Notes due 2025 and the repricing of our Term Loan B due 2030. In connection with the repayment of our senior notes, we recognized a write-off of $2.0 million in unamortized deferred financing costs and $0.5 million in overlapping interest, net of interest earned on short-term cash equivalents, on such senior notes after February 27, 2024 and until their redemption. These pro-forma adjustments assume the redeemed senior notes were repaid on February 27, 2024 at the time of closing on our 6.75% Senior Notes due 2032. In connection with the repricing of our Term Loan B, we recognized a write-off of unamortized deferred financing costs of $1.7 million.

(4)	For the nine months ended June 30, 2023, COVID-19 expenses related to use taxes around the donation of personal protection merchandise.
(5)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
Adjusted EBITDA:	2024	2023	Percentage Change	2024	2023	Percentage Change
Net earnings	$37,724	$50,821	(25.8)%	$105,358	$142,019	(25.8)%
Add:
Depreciation and amortization	28,516	25,426	12.2%	83,533	75,773	10.2%
Interest expense	20,707	18,654	11.0%	58,544	53,262	9.9%
Provision for income taxes	13,339	20,650	(35.4)%	36,565	52,840	(30.8)%

EBITDA (non-GAAP)	100,286	115,551	(13.2)%	284,000	323,894	(12.3)%
Share-based compensation	4,178	3,550	17.7%	13,260	12,523	5.9%
Restructuring	383	(349)	209.7%	361	12,288	(97.1)%
Fuel for Growth and Other	11,933	—	100.0%	25,760	—	100.0%
COVID-19	—	—	—%	—	1,052	(100.0)%

Adjusted EBITDA (non-GAAP)	$116,780	$118,752	(1.7)%	$323,381	$349,757	(7.5)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	12.4%	12.8%	(40)	11.6%	12.5%	(90)

Operating Free Cash Flow:	2024	2023	Percentage Change	2024	2023	Percentage Change
Net cash provided by operating activities	$47,895	$53,123	(9.8)%	$135,855	$132,771	2.3%
Less:
Payments for property and equipment, net	19,149	21,615	(11.4)%	63,808	63,796	0.0%

Operating free cash flow (non-GAAP)	$28,746	$31,508	(8.8)%	$72,047	$68,975	4.5%

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of June 30,
	2024	2023	Change
Number of stores:
SBS stores	3,128	3,141	(13)
BSG:
Company-operated stores	1,200	1,204	(4)
Franchise stores	132	132	—

Total BSG	1,332	1,336	(4)

Total consolidated	4,460	4,477	(17)

Number of BSG distributor sales consultants (1)	659	650	9

(1)	BSG distributor sales consultants (DSC) include 191 and 189 sales consultants employed by our franchisees at June 30, 2024 and 2023, respectively.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2024	2023	Basis Point Change	2024	2023	Basis Point Change
Comparable sales growth (decline):
SBS	0.7%	3.0%	(230)	(1.7)%	5.0%	(670)
BSG	2.6%	(2.4)%	500	1.8%	(0.9)%	270
Consolidated	1.5%	0.6%	90	(0.2)%	2.4%	(260)

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.